Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

Sixth Supplemental Indenture (this “Supplemental Indenture”), dated as of February 24, 2023, among the undersigned Subsidiary (the “Guaranteeing Subsidiary”), a subsidiary of Syneos Health, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of November 24, 2020, a first supplemental indenture, dated as of November 24, 2020 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of May 25, 2021 (the “Second Supplemental Indenture”), a third supplemental indenture, dated as of November 19, 2021 (the “Third Supplemental Indenture”), a fourth supplemental indenture, dated as of April 5, 2022 (the “Fourth Supplemental Indenture”) and a fifth supplemental indenture, dated as of October 3, 2022 (the “Fifth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”) providing for the issuance of 3.625% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the First Supplemental Indenture including but not limited to Article 9 thereof.

3. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of

Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

8. Miscellaneous. This document is provided by Computershare Trust Company, N.A., or one or more of its affiliates (collectively, “Computershare”), in its named capacity or as agent of or successor to Wells Fargo Bank, N.A., or one or more of its affiliates (“Wells Fargo”), by virtue of the acquisition by Computershare of substantially all the assets of the corporate trust services business of Wells Fargo.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SYNEOS HEALTH, INC.

By: /s/Jason Meggs
Name: Jason Meggs
Title: Chief Financial Officer

BOCO DIGITAL MEDIA, LLC

By: /s/ Sara Epstein
Name: Sara Epstein
Title: Director

COMPUTERSHARE TRUST COMPANY, N.A., AS SUCCESSOR FOR WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By: Belinda Coleman
Name: Belinda Coleman
Title: Vice President